[Logo]  Banknorth Group, Inc.


                                                                 March 25, 1998



Dear Fellow Shareholders:

You are cordially invited to attend our Annual Meeting of Shareholders to be held at the Capitol Plaza and Conference Center, 100 State Street, Montpelier, Vermont, on Tuesday, May 12, 1998 at 3:00 p.m. A formal notice of meeting and proxy statement are attached.

At the meeting you will be asked to elect five directors and to ratify the selection of the Company's independent auditors for 1998. The Company is also seeking to amend its Certificate of Incorporation to increase its authorized shares of Common Stock from 20,000,000 to 70,000,000, authorize a new class of 500,000 shares of Preferred Stock and delete unnecessary language regarding the absence of preemptive rights. The Company is requesting approval of this amendment in order to, among other things, replenish the authorized shares of Common Stock to be utilized in the two-for-one stock split that becomes effective on April 6 and to implement amendments to the shareholder rights plan which will help to protect shareholders' interests in the event of an unwanted takeover attempt of the Company.

Please note that the record date for the Annual Meeting precedes the effective date of the stock split. Accordingly, the number of shares printed on your proxy card does not reflect the stock split, and only shares issued and outstanding on the record date for the meeting (that is, pre-split shares) will be voted or considered in determining the number of shares required to constitute a quorum or to take action at the meeting.

We hope you will be able to attend our Annual Meeting. I look forward to seeing you there.

                                   Sincerely,


                                   /s/ WILLIAM H. CHADWICK
                                       William H. Chadwick
                                       President and Chief Executive Officer



        300 Financial Plaza, Burlington, Vermont 05401 (802) 658-9959



                        [Logo]  Banknorth Group, Inc.

                             300 Financial Plaza
                          Burlington, Vermont 05401

                  NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                         TO BE HELD ON MAY 12, 1998

      The Annual Meeting of Shareholders of Banknorth Group, Inc. will be held at the Capitol Plaza Hotel and Conference Center, 100 State Street, Montpelier, Vermont, on Tuesday, May 12, 1998 at 3:00 p.m. for the following purposes:

      1. To elect five directors to serve until the Annual Meeting of Shareholders in 2001;

      2. To consider and act upon a proposal to amend the Company's Certificate of Incorporation to (i) increase the number of authorized shares of Common Stock from the current 20,000,000 to 70,000,000, (ii) to authorize a new class of 500,000 shares of Preferred Stock, issuable in one or more series; and (iii) to delete language relating to preemptive rights;

      3. To ratify the selection of independent auditors of the Company for 1998; and

      4. To transact such other business as may properly be brought before the meeting.

      Only holders of Banknorth Group, Inc. Common Stock of record as of the close of business on March 18, 1998, are entitled to notice of, and to vote at, the Annual Meeting. A list of such shareholders will be available for examination by any shareholder ten days prior to the meeting during ordinary business hours at the Company's offices at 300 Financial Plaza in Burlington, Vermont, and at the offices of The Howard Bank, N.A., 90 Main Street, Montpelier, Vermont.

                                    By order of the Board of Directors,

                                    /s/ THOMAS M. DOWLING
                                        Thomas M. Dowling
                                        Secretary


Burlington, Vermont
March 25, 1998


                           YOUR VOTE IS IMPORTANT

      WE URGE YOU TO FILL IN, DATE, SIGN AND RETURN YOUR PROXY CARD PROMPTLY IN THE ENCLOSED POSTAGE PAID ENVELOPE WHETHER OR NOT YOU PLAN TO BE PRESENT AT THE MEETING. SHOULD YOU ATTEND THE MEETING, YOU MAY WITHDRAW YOUR PROXY AND VOTE IN PERSON IF YOU SO DESIRE.


                            BANKNORTH GROUP, INC.
                             300 Financial Plaza
                         Burlington, Vermont  05401

                               PROXY STATEMENT

                       ANNUAL MEETING OF SHAREHOLDERS

                                May 12, 1998

      This proxy statement is furnished in connection with the solicitation of proxies by or on behalf of the Board of Directors of Banknorth Group, Inc. (the "Company") for use at the Annual Meeting of Shareholders to be held on Tuesday, May 12, 1998, at 3:00 p.m., at the Capitol Plaza Hotel and Conference Center, 100 State Street, Montpelier, Vermont, or at any adjournment or adjournments thereof.

      Proxy cards duly executed and returned by a shareholder will be voted as directed on the card. If no choice is specified, the proxy will be voted
(i) FOR the election of the five nominees for director named in the proxy to serve until the Annual Meeting of Shareholders in 2001; (ii) FOR approval of the proposed amendment to the Company's Certificate of Incorporation; and
(iii) FOR ratification of the independent public accounting firm of KPMG Peat Marwick LLP as the independent auditors of the Company for the ensuing year. If other matters are voted upon, the persons named in the proxy and acting thereunder will vote in accordance with the recommendations of management pursuant to the discretionary authority conferred in the proxy. Any proxy may be revoked by written notice to the Secretary of the Company prior to the voting of such proxy.

      All expenses of this solicitation will be paid by the Company. This solicitation of proxies by mail may be followed by solicitation either in person, or by letter or telephone, by officers or employees of the Company or its wholly-owned banking subsidiaries, First Vermont Bank and Trust Company, The Howard Bank, N.A., Franklin Lamoille Bank, Granite Savings Bank and Trust Company, Woodstock National Bank, Farmington National Bank, First Massachusetts Bank, N.A. and The Stratevest Group, N.A. Such solicitation on behalf of the Company may also be made by MacKenzie Partners, Inc., a proxy solicitation firm. The Company has agreed to pay MacKenzie Partners, Inc.
a fee not to exceed $7,500 plus expenses, for its services in that regard. In addition, the Company will request brokers, banks and other similar agents or fiduciaries to forward proxy materials to beneficial owners of stock and, if requested, will reimburse them for the costs thereof.

      Under the rules of the Securities and Exchange Commission ("SEC"), boxes and a blank space are provided on the proxy card for shareholders to designate whether they wish to vote "for", "against", or "abstain" on any proposal, or to withhold authority to vote for one or more of the Company's nominees for director. Under Delaware law and the Company's By-laws, a majority of the shares entitled to vote, represented in person or by proxy, will constitute a quorum at the meeting. Votes withheld from director nominees, abstentions and broker non-votes (as defined below) are counted for purposes of determining whether a quorum is present and for determining the number of votes required to adopt a proposal. Assuming a quorum is present, (i) a majority of the outstanding shares of Common Stock will be required to approve the amendment to the Company's Certificate of Incorporation; and (ii) a majority of the shares represented at the meeting in person or by proxy will be required to elect a nominee for director, to ratify the selection of the Company's independent auditors and to approve any other matter voted on. Since votes withheld from director nominees and abstentions and broker non-votes on other proposals (including amendment of the Certificate of Incorporation) are treated as shares outstanding and present at the meeting, they would have the effect of a vote against the nominee or proposal, as the case may be. A broker non-vote occurs when a broker who holds shares in street name for a customer does not have the authority under applicable stock exchange or broker self-regulatory organization rules to cast a vote on a particular matter (despite having voted the proxy on one or more other, discretionary matters) because such matter is deemed non-discretionary and the broker's customer has not furnished voting instructions. The difference between the number of votes cast by a broker on discretionary and non-discretionary proposals represents broker non-votes on the non-discretionary proposals.


      This proxy statement and accompanying proxy card were first sent to shareholders on or about March 25, 1998. A copy of the Company's Annual Report to Shareholders containing its audited financial statements for 1997 accompanies this proxy statement.

                              VOTING SECURITIES

      Only holders of record of the Company's shares of common stock outstanding as of the close of business on March 18, 1998 will be entitled to notice of and to vote at the Annual Meeting. As of such date, there were 7,669,648 shares of the Company's Common Stock issued and outstanding.
Each such share is entitled to one vote on all matters presented to the shareholders for vote. Shareholders should note that, notwithstanding the two-for-one stock split which will take effect prior to the Annual Meeting, for all purposes of the meeting, only shares outstanding on the record date for the meeting (that is, the pre-split shares) will be voted or considered in determining the number of shares required to constitute a quorum, to elect a director or to adopt a proposal.


      As of February 1, 1998, the Company's wholly-owned trust company subsidiary, The Stratevest Group, N.A. ("Stratevest"), held as fiduciary approximately 205,704 shares (or 2.69%) over which it had sole voting and investment power and approximately 145,883 shares (or 1.89%) as to which it had shared voting or investment power or sought voting instructions from beneficial owners, donors, beneficiaries, co-trustees or co-executors. In cases in which Stratevest does not have sole voting control under the governing instrument, Stratevest will vote shares of the Company's common stock in accordance with instructions from donors, beneficiaries, co-trustees or co-executors and will not vote such shares unless instructions are received. Shares held by Stratevest as fiduciary over which it has sole voting power under either the governing instrument or applicable statute will be voted in a manner that best serves the interests of trust beneficiaries.

      Except as otherwise noted in the following sentence, the Company is not aware of any individual, person, entity or group within the meaning of
Section 13(d)(3) of the Securities Exchange Act of 1934 (the "Exchange Act") which owns beneficially more than 5% of the Company's outstanding common stock. In accordance with Section 13(g) under the Exchange Act, the Company has been informed that John Hancock Mutual Life Insurance Company and related entities own, in the aggregate, 483,000 shares, representing 6.3% of the Company's outstanding stock, with sole voting and investment power over such shares vested in John Hancock Advisors, Inc., an affiliated investment advisor.

Stock Ownership of Directors and Executive Officers

      The following table shows the amount of common stock owned beneficially, directly or indirectly, by each director and nominee for director, by each of the executive officers named in the summary compensation table presented elsewhere in this proxy statement, and by all incumbent directors, nominees and executive officers of the Company as a group. Except as otherwise indicated in the footnotes to the table (i) share data is presented on a pre-split basis, as of March 4, 1998; and (ii) the named individuals possess sole voting and investment power over the shares listed.

                                                   Shares
                                                   Beneficially    Percent
              Shareholder or Group                 Owned (1)       of Class
              --------------------                 ------------    --------

Incumbent Directors and Nominees
Thomas J. Amidon, Esq. (2).....................     11,669          .152%
Jacqueline D. Arthur (3).......................        570          .007%
Robert A. Carrara (4)..........................      3,289          .043%
William H. Chadwick (5)........................     58,784          .766%
Susan C. Crampton, CPA (6).....................      8,472          .110%
Richard J. Fleming.............................      2,160          .028%
Luther Frederick Hackett (7)...................     39,206          .511%
Kathleen Hoisington............................        511          .007%
Douglas G. Hyde (8)............................        499          .007%
Richard M. Narkewicz, M.D. (9).................     13,395          .175%
John B. Packard (10)...........................        373          .005%
R. Allan Paul, Esq. (11).......................     11,579          .151%
Angelo P. Pizzagalli (12)......................     10,662          .139%
Thomas P. Salmon, Esq. (13)....................      1,532          .020%

Certain Executive Officers
Thomas J. Pruitt (14)..........................     24,314          .317%
Robert M. Gillis (15)..........................     30,117          .393%
Richard J. Fitzpatrick (16)....................     12,778          .167%
Owen H. Becker (17)............................      2,651          .035%


All Directors, Nominees and Executive
Officers as a Group (20 individuals)...........    239,657          3.13%

____________________
<F1>  Includes (i) 7,130 shares with respect to which voting or investment powers are shared; (ii) 2,629 shares as to which beneficial ownership is disclaimed; (iii) 38,950 shares of performance stock awarded to certain members of the group under the
      Company's 1997 Equity Compensation Plan (the "Equity Compensation
      Plan") or predecessor plans; (iv) 32,300 shares underlying exercisable stock options awarded to certain members of the group under the Equity
      Compensation Plan or its predecessor plan; (v) 33,434 stock units accrued to the accounts of certain members of the group under the
      Company's 1994 Deferred Compensation Plan, as amended (the "Deferred
      Compensation Plan"); and (vi) approximately 23,052 shares in which certain members of the group have an indirect interest by virtue of their participation in a pooled Company stock fund maintained under the Company's 401(k) Plan.  Each stock unit accrued under the Deferred
      Compensation Plan will be payable in the form of one share of the
      Company's Common Stock.  Share information relating to the 401(k) Plan and to the Deferred Compensation Plan is as of December 31, 1997, the
      date of the most recent 401(k) Plan report and most recent quarterly
      Deferred Compensation Plan accrual.

<F2>  Includes 4,126 stock units accrued to Mr. Amidon's account under the
      Deferred Compensation Plan.
<F3>  Includes 470 stock units accrued to Ms. Arthur's account under the
      Deferred Compensation Plan.
<F4>  Includes 1,420 stock units accrued to Mr. Carrara's account under the
      Deferred Compensation Plan.
<F5>  Includes (i) 5,504 shares held by Mr. Chadwick indirectly through the Company's 401(k) Plan; (ii) 16,500 shares of performance stock granted under the Company's Equity Compensation Plan; and (iii) 10,000 shares Mr. Chadwick has the right to acquire upon exercise of options awarded under the Company's Equity Compensation Plan or its predecessor plan.
<F6>  Includes (i) 3,122 shares held by Mrs. Crampton jointly with her husband; (ii) 2,040 shares held by her husband; and (iii) 3,310 stock units accrued to Ms. Crampton's account under the Deferred
      Compensation Plan.
<F7>  Includes (i) 34,752 shares held by various corporations controlled by Mr. Hackett and (ii) 54 shares held by Mrs. Hackett's wife, as to which beneficial ownership is disclaimed.
<F8>  Includes 420 stock units accrued to Mr. Hyde's account under the
      Deferred Compensation Plan.
<F9>  Includes (i) 1,968 shares held by Dr. Narkewicz jointly with his wife as to which voting and investment power is shared; and (ii)
      11,358 stock units accrued to Dr. Narkewicz's account under the Company's Deferred Compensation Plan.
<F10> Includes 273 stock units accrued to Mr. Packard's account under the
      Deferred Compensation Plan.
<F11> Includes (i) 2,287 shares held by Mr. Paul's wife as to which Mr.
      Paul disclaims beneficial ownership; and (ii) 5,071 stock units accrued to Mr. Paul's account under the Deferred Compensation Plan.
<F12> Includes (i) 3,359 shares held by Pizzagalli Construction
      Company, Inc., an affiliate of Mr. Pizzagalli as to which voting and investment power is shared; and (ii) 6,303 stock units accrued to Mr.
      Pizzagalli's account under the Deferred Compensation Plan.
<F13> Includes (i) 288 shares held by Mr. Salmon's wife as to which
      Mr. Salmon disclaims beneficial ownership; and (ii) 683 stock units accrued to Mr. Salmon's account under the Deferred Compensation Plan.
<F14> Includes (i) 3,435 shares held by Mr. Pruitt indirectly through the Company's 401(k) Plan; (ii) 9,200 shares of performance stock granted under the Company's Equity Compensation Plan or its predecessor plan; and (iii) 5,500 shares underlying exercisable stock options awarded to Mr. Pruitt under the Equity Compensation Plan or its predecessor plan.

<F15> Includes (i) 10,019 shares held by Mr. Gillis indirectly through the Company's 401(k) Plan; (ii) 5,250 shares of performance stock granted under the Company's Equity Compensation Plan or its predecessor plan; and (iii) 9,800 shares underlying exercisable stock options awarded to Mr. Gillis under the Equity Compensation Plan or its predecessor plan.
<F16> Includes (i) 3,384 shares held by Mr. Fitzpatrick indirectly through the Company's 401(k) Plan; (ii) 5,250 shares of performance stock granted under the Company's Equity Compensation
      Plan or its predecessor plan; and (iii) 2,500 shares underlying exercisable stock options awarded to Mr. Fitzpatrick under the Equity
      Compensation Plan or its predecessor plan.
<F17> Includes (i) 401 shares held by Mr. Becker indirectly through the Company's 401(k) Plan; and (ii) 2,250 shares of performance stock granted under the Company's Equity Compensation Plan or its predecessor plan.


Section 16(a) Beneficial Ownership Reporting Compliance

      Section 16(a) of the Exchange Act requires the Company's officers and directors to file with the Securities and Exchange Commission reports of their ownership and changes in ownership of the Company's equity securities and to furnish the Company with copies of all such reports. Except as noted in the following sentence, and based solely on its review of copies of
Section 16 reports received by it, or on written representations from certain reporting persons that no filings were required for those persons, the Company believes that during 1997 all Section 16(a) filing requirements applicable to its officers and directors were complied with.

                                  ARTICLE I
                            ELECTION OF DIRECTORS

      The Certificate of Incorporation and By-laws of the Company provide for division of the Board of Directors into three classes, as nearly equal in number as possible, each class serving for a period of three years. During 1997 the Board of Directors consisted of fourteen persons and the Board has fixed at fourteen the number of directors for the ensuing year.

      The following five incumbent directors, whose terms expire at the 1998 Annual Meeting, have been nominated by the Board of Directors to stand for re-election to serve a three-year term expiring in 2001: Thomas J. Amidon, Jacqueline D. Arthur, Robert A. Carrara, William H. Chadwick and Susan C. Crampton. Unless authority is withheld, proxies solicited hereby will be voted in favor of each of the five nominees to serve a three-year term expiring at the Annual Meeting in 2001. If for any reason not now known by the Company any of such nominees should not be able to serve, proxies will be voted for a substitute nominee or nominees designated by the Board of Directors, or for fewer than five nominees if the Board has instead voted to fix the number of Directors at fewer than fourteen, as the Directors deem appropriate.

      Set forth in the table below is certain information concerning each of the nominees and other incumbent directors. The dates indicated for service on the Company's Board of Directors include service on the boards of the Company's predecessor bank holding companies, but not the subsidiaries.

                                  Served as
                                  Director
        Name and Age                Since                  Principal Occupation
        ------------              ---------                --------------------


Nominees for Director whose terms (if elected) will expire in 2001:

Thomas J. Amidon, Esq., 58         1982        Attorney at Law
                                               Stowe, VT

Jacqueline D. Arthur, 48           1996        President and Treasurer,
                                               American Training Solutions, LLC
                                               Lowell, MA
                                               (association of technical and professional
                                               training companies)

Robert A. Carrara, 58              1983        Vice President and Treasurer, J.P. Carrara
                                               & Sons, Inc.
                                               North Clarendon, VT
                                               (concrete products)

William H. Chadwick, 61            1987        President and Chief Executive Officer
Banknorth Group, Inc.
Burlington, VT

Susan C. Crampton, C.P.A., 57      1985        Principal, The Vermont Partnership
                                               Jericho, VT
                                               (business consultants)

Incumbent Directors whose terms will expire in 2000:

Richard J. Fleming, 66             1994        Chairman, Fleming Oil Company, Inc.
                                               Brattleboro, VT
                                               (petroleum products distributor)

Luther Frederick Hackett, 64       1983        President, Hackett, Valine & MacDonald, Inc.
(Chairman of the Board of                      South Burlington, VT
Banknorth Group, Inc.)                         (insurance agency)

Richard M. Narkewicz, M.D., 64     1983        Retired Physician, CHP/Kaiser Permanente,
                                               Northeast
                                               Shelburne, VT

John B. Packard, 52                1997        President, U.S. First LLC
                                               Rye, NH
                                               (manufacturer and distributor, industrial
                                               equipment)

Incumbent Directors whose terms will expire in 1999:

Kathleen Hoisington, 55            1996        President, Hoisington Realty, Inc.
                                               Bennington, VT
                                               (real estate agency)


Douglas G. Hyde, 55                1997(1)     President, Green Mountain Energy
                                               Resources L.L.C.
                                               South Burlington, VT
                                               (national energy marketing company)


R. Allan Paul, Esq., 66            1983        Of Counsel, Paul, Frank & Collins, Inc.
                                               Burlington, VT
                                               (law firm)

Angelo P. Pizzagalli, 63           1983        President, Pizzagalli Construction Company
                                               South Burlington, VT

Thomas P. Salmon, Esq., 65         1982        Of Counsel, Salmon and Nostrand
                                               Bellows Falls, VT
                                               (law firm)
____________________
<F1>  Mr. Hyde was appointed to the Board in July, 1997 to fill the vacancy created upon the resignation of Nordahl L. Brue.  Mr. Hyde previously served as a director of The Howard Bank, N.A. since 1994.


      Except as set forth below, each of the individuals listed in the foregoing table has been employed by the firm or has had the occupation set forth opposite his or her name for the past five years. Before joining American Training Solutions, LLC, Ms. Arthur served as the Vice President and Chief Financial Officer of CP Clare Corporation, an electronics manufacturer in Beverly Massachusetts and as Vice President and Chief Financial Officer of T Cell Sciences, Inc., a biotechnology firm in Needham, Massachusetts. Before becoming President of Green Mountain Energy Resources L.L.C. in 1997, Mr. Hyde served as President and Chief Executive Officer of Green Mountain Power Corporation. Mr. Salmon previously served as President of the University of Vermont until his retirement from that position and his return to the practice of law with the firm of Salmon and Nostrand in 1997.


      Certain of the nominees and incumbent directors also serve as directors of other companies registered or filing reports under the Securities Exchange Act of 1934, or investment companies registered under the Investment Company Act of 1940, as follows;

      Mr. Hackett - Central Vermont Public Service Corporation and Vermont Electric Power Company, Inc.

      Mr. Salmon - Green Mountain Power Corporation (Chairman of the Board)

Committees of the Board and Meeting Attendance

      During 1997, the Company's Board of Directors held eleven regular meetings and three special meetings. Each incumbent director attended at least 75% of the aggregate of all meetings of the Company's Board of Directors and committees of which he or she was a member, except for Mr. Hyde, who attended 50% of such meetings.

      The Company's Board of Directors has standing Executive, Audit, Compensation and Nominating/Governance Committees. Members of the committees are appointed annually by the Board of Directors.

      The Executive Committee has substantially all powers of the Board of Directors in the management of the business and affairs of the Company between meetings of the Board of Directors. The present members of the Company's Executive Committee are Angelo P. Pizzagalli (Chair), Susan C. Crampton, William H. Chadwick, Luther F. Hackett, Richard M. Narkewicz, M.D., R. Allan Paul and Thomas P. Salmon. During 1997, the Executive Committee met four times.

      The functions of the Audit Committee are to recommend to the Company's Board of Directors the engagement of independent accountants and to review with the independent accountants the scope and results of the audits, the Company's internal controls and the professional services furnished by the independent accountants. The Audit Committee also has oversight responsibility for the Company's consolidated loan review functions. The present members of the Company's Audit Committee are R. Allan Paul (Chair), Susan C. Crampton (Vice Chair), Thomas J. Amidon, Jacqueline D. Arthur, Robert A. Carrara, Kathleen Hoisington and John B. Packard. The Chairman of the Board attends meetings of the Committee ex officio but is not a member of the Committee and does not vote on matters considered by the Committee. During 1997, the Audit Committee met four times.


      The functions of the Nominating/Governance Committee are to recommend candidates for election as Directors of the Company and its subsidiaries and to consider recommendations for improvements in corporate governance. The Committee will consider recommendations by stockholders for nomination as Directors, provided such recommendations are submitted in writing to the Secretary of the Company. The present members of the Nominating/Governance Committee are Thomas P. Salmon (Chair), Robert A. Carrara, William H. Chadwick, Richard J. Fleming, Kathleen Hoisington, Douglas G. Hyde and Angelo P. Pizzagalli. The Chairman of the Board attends meetings of the Committee ex officio, but is not a member of the Committee and does not vote on matters considered by the Committee. During 1997, the Nominating/Governance Committee met six times.


      The functions and membership of the Company's Compensation Committee are described below under the caption "Compensation Committee Interlocks and Insider Participation."

Compensation Committee Interlocks and Insider Participation

      The Company is not aware of the existence of any interlocking relationships between the senior management of the Company and that of any other company.


      During 1997, the following directors served on the Compensation Committee of the Board: Richard M. Narkewicz, M.D. (Chair), Thomas J. Amidon, Jacqueline D. Arthur, Richard J. Fleming, Luther F. Hackett, Douglas
G. Hyde and John B. Packard.  President and Chief Executive Officer William
H. Chadwick attends meetings of the Compensation Committee ex officio, but is not a member of the Committee and does not participate in its votes. The function of the Company's Compensation Committee is to review and to make recommendations to the Board of Directors concerning compensation and benefits paid to the Company's employees and to the Boards of Directors of the Company's subsidiaries. A Report of the Compensation Committee on matters relating to executive compensation is set forth below under the caption "COMPENSATION COMMITTEE REPORT". During 1997, the Compensation Committee met six times.


      Compensation Committee member Thomas J. Amidon is an attorney who practices law in Stowe, Vermont. Mr. Amidon performed various legal services for the Company or its subsidiaries during 1997 and it is expected that he will also perform legal services for the Company or its subsidiaries during 1998.

Other Director Affiliations and Related Transactions

      R. Allan Paul is Of Counsel to the law firm of Paul, Frank &
Collins, Inc. in Burlington, Vermont. Thomas P. Salmon is Of Counsel to the law firm of Salmon & Nostrand in Bellows Falls, Vermont. Susan C. Crampton's husband is a part owner of the law firm of Gravel and Shea in Burlington, Vermont. Each of these law firms performed various legal services for the Company or its subsidiaries during 1997 and it is expected that they will perform legal services for the Company or its subsidiaries during 1998.

      The Company's banking subsidiaries have had, and in the future expect to have, banking transactions with directors and officers of the Company, with members of their immediate families and with corporations and organizations with which the directors and officers are affiliated. These transactions were undertaken in the ordinary course of business, on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, and do not involve more than normal risk of collectibility or present any other unfavorable features.

Directors' Fees

      Directors of the Company who are not also salaried employees of the Company or its subsidiaries receive an annual retainer of $10,000. The
Chair of the Board receives an additional annual retainer of $20,000. All directors, other than salaried employees of the Company, receive $600 for each Board meeting attended and $600 for each committee attended, except that if a committee meeting is held on the same day as a Board meeting the committee meeting fee is $400. Chairs of the Company's standing committees receive an annual retainer of $2,000. Directors are reimbursed for their out-of-pocket expenses incurred in attending meetings of the Board or its committees.

Directors' Stock Options


      Each non-employee director (other than Mr. Hackett) was awarded options to purchase 500 shares of the Company's Common Stock, pursuant to the 1997 Equity Compensation Plan. Mr. Hackett, who serves as Chairman of the Board, received options to purchase 1,000 shares of Common Stock. All of such options were issued on December 23, 1997 with a ten-year term and at an exercise price of $64.00 per share, the market price of the Company's Common Stock on the date of the grant. The Board believes that payment of director compensation partially in the form of Company Common Stock is consistent with the Company's policy of aligning the long-term interests of the Directors and management with those of the shareholders.


Deferred Compensation Plan

      Directors may elect to defer current receipt of some or all of their fees under the Company's Amended and Restated 1994 Deferred Compensation Plan For Directors and Selected Executives. Under the terms of the plan, participants may elect to credit deferrals to either or both of (i) a cash account which bears interest (adjusted annually) at a rate equal to one-half a percentage point above the one-year Treasury bill rate, and (ii) a Company Common Stock unit account. The number of Common Stock units credited to a participant's account is determined by the amount of the deferrals and the market value of the Company's Common Stock at the time the deferrals are credited to the account. Payment of deferrals from the cash account is made only in cash and payment from the Company stock account is made only in the form of Common Stock. Payments are deferred until the participant's retirement, death or disability, or at an earlier or later date elected by the participant. Amounts deferred and interest and other accruals under the plan represent a general unsecured obligation of the Company and no assets of the Company have been segregated to meet the Company's obligations under the plan.

Directors' Stock Ownership Guidelines

      Because the Board believes that ownership of Company stock helps align management and shareholder interests, the Board has adopted stock ownership guidelines for directors and certain officers. The stock ownership guidelines for executive officers are described below under the caption "COMPENSATION COMMITTEE REPORT". The directors' stock ownership guidelines recommend that each director own Company Common Stock equal in value to five times the amount of the director's annual retainer. If a director fails to achieve the recommended level of stock ownership within five years, the director will receive his or her retainer partially in the form of the Company's stock. Under the guidelines, stock units accrued under the Deferred Compensation Plan are considered in satisfying the stock ownership test, but stock options are not.

Directors Emeriti

      Several former directors of the Company have been appointed to serve as Directors Emeriti. Under By-law amendments adopted by the Board of Directors in 1996, only individuals who were directors of the Company on February 27, 1996 and who continue to serve until their retirement will qualify for appointment as Directors Emeriti, provided that they retire following attainment of age 65 but prior to the first Annual Meeting after attainment of age 67. Directors Emeriti are entitled to attend meetings of the Board of Directors, but do not vote on matters acted upon by the Board, nor is their presence counted for purposes of determining a quorum.
Director Emeritus status terminates at the Annual Meeting following attainment of age 72. The Director Emeritus designation will terminate after all individuals who served on the Board of Directors on February 27, 1996 have served as Directors Emeriti. Each Director Emeritus is paid an annual retainer of $10,000, but receives no meeting or other fees. The present Directors Emeriti are Stephen E. Baker, Lawrence H. Reilly, Margaret
E. Richey, Theodore H. Thomas, Jr. and Elizabeth G. Woods.

           THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ARTICLE 1.

                        COMPENSATION COMMITTEE REPORT


      The Company's executive compensation program is administered by the Compensation Committee of the Board of Directors. The Committee is composed of seven independent, non-employee directors. Recommendations of the Committee on compensation are submitted to the full Board of Directors for approval.


      Based on the Committee's recommendation, the Board has approved the following principal objectives for the Company's executive compensation policies:

* To increase management's focus on long-term strategic plans to further the growth in the earnings of the Company.
* To increase management's focus on decisions to maximize annual earnings.
* To link shareholder and management interests by tying a significant portion of executive compensation rewards to changes in shareholder value.
* To link shareholder and management interests by encouraging executive stock ownership.
*     To attract experienced management.
*     To retain quality management.

      To reach these objectives, the executive compensation program contains three components:

      1. Base salary with possible annual merit increases based upon individual performance.
      2. Short-term cash incentive payments based on meeting annual plans and budgets approved by the Board of Directors and based upon a comparison to a select group of peer banks.
      3. Long-term stock and stock-based cash awards, for meeting performance goals approved by the Board of Directors over a two- to five-year period and based primarily on corporate performance.


      The Committee believes that this compensation program fairly balances individual, subsidiary and corporate performance and recognizes both the short-term and long-term objectives of the Company.

      It is the philosophy of the Committee to place significant emphasis on incentive compensation, which reduces the relative amount of compensation that is fixed. Compensation for management positions is a mix of three components. For example, the portions of total compensation for the President and Chief Executive Officer ("CEO") under the approved plan, which would be earned if the Company meets performance objectives would be:

                     Base Salary.................    45%
                     Short-Term Cash Incentives..    22%
                     Long-Term Stock Awards......    33%
                                                    ---
                     Total Compensation..........   100%

      In general, the greater the executive's responsibilities, the greater is the portion of his or her potential total compensation that is tied to performance incentives and to the value of the Company's Common Stock. The Board believes that this approach properly reflects the greater potential impact senior management has on the strength and performance of the Company over the longer term.


      In 1993, the Board established a peer group of like-sized, publicly traded commercial banking organizations to use for executive compensation comparisons. The Board also approved an executive compensation program that matches total compensation levels of the CEO and other executives to those of the peer group. In 1997, the peer group consisted of 35 companies. 26 of the 35 are included in the NASDAQ Bank Stock Index referred to in the stock performance graph on page 13. There is no published data readily available on the combined stock performance of the peer group, though the Compensation Committee does review the relative stock performance over both one- and five-year periods of individual companies included in the group.


      Section 162(m) of the Internal Revenue Code limits the deductibility of executive compensation (currently $1 million per covered individual). As the compensation levels paid by the Company to its executives are below the deductibility limit, this provision does not at present have any impact on the Company. Nevertheless the Board, upon recommendation of the Compensation Committee, has determined that as a matter of policy, compensation levels of the Company's executives should be structured to preserve tax deductibility, should Section 162(m) impact the Company in the future.

Components of Compensation

      Base Salary. Consistent with the philosophy described above, the base salary of executive officers is generally targeted to be below the median of comparable businesses. Base salaries for all managers are reviewed annually and salaries may be increased based on individual contributions to the Company. Each position is assigned to a grade level and each grade level has a range of base salary.


      Management and the Compensation Committee work with the consulting firm of Watson Wyatt Worldwide in reviewing and setting the overall compensation strategy for the Company. The pay ranges were increased for 1998, based on annual survey information from Watson Wyatt Worldwide. The midpoint (50th percentile) for the President and CEO for 1998 is $343,855.


      Mr. Chadwick's base salary was increased from $275,000 to $295,000 in 1997. The other senior executives whose performance met or exceeded expectations, were also given base salary increases in 1997. All salary increases for senior executives were approved by the Compensation Committee and the Board.

      Short-Term Cash Incentives. Executive personnel of the Company and its subsidiaries may earn cash incentives for meeting annual goals established by the Board under the Management Incentive Compensation Plan. Incentives for the parent company executives are based 100% on corporate performance. Incentives for the subsidiary presidents are based 50% on corporate performance and 50% on the respective subsidiary's performance. Incentives for designated members of senior management of each subsidiary are based 25% on corporate performance and 75% on the respective subsidiary's performance. In every case, the requirements of the Company to meet its overall goal must be met before any incentives are paid for the subsidiary's performance. The Board retains the discretion under the Plan to adjust the performance targets and/or payment amounts at any time in cases of significant non-recurring events.

      For 1997, there were five levels of incentives of participants. Possible incentives for the President and CEO ranged between 0% and 150% of salary paid for the calendar year and for the other four most highly compensated executives, between 0% and 120%. Performance targets for the Company included targets based on net income, return on average equity
(ROAE) and return on average assets (ROAA). Performance targets for each subsidiary are based on its contributions to the Company's net income and on that subsidiary's ROAA, as well as the subsidiary's Efficiency Ratio and ratio of Salary plus Benefits to Earning Assets. The corporate and subsidiary performance targets for 1997 included ROAE and ROAA as well as net income in order to emphasize the link between short-term and long-term performance.

      A performance-based peer comparison component was also added in 1994 to emphasize the Board's desire to rank in the higher percentiles of the peer group's performance. ROAE (weighted at four), ROAA, Net Interest Margin, the ratio of Net Operating Expenses to Average Assets, and Non-performing Assets/Total Assets (each weighted at one) were chosen as peer group measures due to the high correlation between those measures and the market value of publicly traded commercial banking company stocks.

      Based upon 1997 performance, the President and CEO earned an incentive award of 45.88% of base salary. The other four most highly compensated executive officers of the Company earned incentive awards for 1997 ranging from 21.78% to 40.69% of base salary.

      During 1997, the Board approved a number of changes to the Company's Short-Term Cash Incentive program for 1998. It is the goal of these improvements to continue to strengthen the link between executive and shareholder interests.

      Long-Term Stock Awards. Improvements in the Company's long-term performance, as evidenced by meeting Board-adopted goals for ROAE and ROAA and increased market value of its stock, are rewarded under the Banknorth Group, Inc. Equity Compensation Plan (the Plan). The Plan provides for discretionary awards to executives designated by the Compensation Committee.
 Awards may include stock options, stock appreciation rights, restricted stock, performance shares, restricted stock units and performance share units. Because awards of options and stock appreciation rights are keyed to the market value of the Company's stock at the time of grant, the future value of those awards is entirely dependent on increases in the market value of the Company's stock.

      During 1997, the Board of Directors issued 25,668 incentive stock options and 85,332 non-qualified stock options and awarded 6,500 performance shares (restricted stock with performance-based restrictions) to select executives. The award amounts were set to approximate the compensation mix described above. The CEO received 2,139 incentive stock options, 3,861 non-qualified stock options and 2,500 performance shares. These awards were the highest of any Company executive. The other four most highly compensated executive officers received, in the aggregate, 8,556 incentive stock options, 2,944 non-qualified stock options and 2,500 performance shares with vesting of performance shares over five years tied to attainment of annual ROAE and ROAA targets.

      The Board envisions that future option and performance share and unit awards will be consistent with the emphasis on performance-driven compensation and will be consistent with the mix of components of compensation described earlier in this report. Typically, the Compensation Committee meets to consider awards of stock-based compensation in time for action at the July Board meeting. The Committee and the Board consider stock-based awards annually based on the targeted compensation mix described above and not based upon prior or anticipated future awards.


      During 1997, the Board of Directors issued 7,000 non-qualified stock options to Banknorth Group Board members. The Chairman received options for 1,000 shares and all other board members received options for 500 shares. This action is consistent with the Company's stock ownership guidelines for directors. The committee meets to consider awards of stock-based compensation for Banknorth Group Directors in time for action at the December Board meeting.


Executive Stock Ownership Guidelines

      In order to further align the interests of executives and shareholders, the Board in 1994 adopted stock ownership guidelines for the Company's executives. (Similar guidelines were also adopted for the Directors.) The guidelines recommend that executives own Company stock equal in market value to specified multiples of their base salary. The recommended multiple for the CEO is three times base salary and for the next four most highly compensated executive officers, the recommended multiple is two times base salary. If an executive has not attained these levels of stock ownership within five years, the executive may subsequently receive stock in lieu of cash awards to which the executive may otherwise be entitled. Stock options are excluded from the stock ownership calculations under the guidelines.

Banknorth Group, Inc. Compensation Committee

      Richard M. Narkewicz, M.D., Chair
      Thomas J. Amidon, Esq.
      Luther F. Hackett
      Douglas G. Hyde
      Richard J. Fleming
      Jacqueline Arthur
      John Packard

      Pursuant to Item 402(a)(9) of Regulation S-K promulgated by the Securities and Exchange Commission (SEC), neither the foregoing Report nor the material set forth below under the caption "STOCK PERFORMANCE COMPARISON" shall be deemed to be filed with the SEC for purposes of the Securities Exchange Act of 1934, nor shall such Report or such material be deemed to be incorporated by reference in any past or future filing by the Company under the Securities Exchange Act of 1934 or the Securities Act of 1933, as amended.

                        STOCK PERFORMANCE COMPARISON


      Set forth below is a line-graph presentation comparing the change in cumulative, five-year shareholder returns on the Company's stock with cumulative, five-year returns of two peer indices--the Nasdaq U.S. Companies Stock Index and the Nasdaq Bank Stock Index. Both indices are unmanaged and published by Nasdaq.


                    Comparative Five-Year Total Returns*
          BKNG Comparison to NASDAQ U.S. Companies and NASDAQ Banks

                           NASDAQ     NASDAQ
                             US       BANKS        BKNG
                           ------     ------       ----

December        1992       100.000    100.000     100.000
January         1993       102.847    103.885     135.185
February        1993        99.010    106.341     135.925
March           1993       101.876    110.647     141.511
April           1993        97.528    106.135     131.270
May             1993       103.354    103.988     125.498
June            1993       103.832    106.932     130.181
July            1993       103.954    110.749     144.229
August          1993       109.327    113.699     146.852
September       1993       112.583    116.889     148.734
October         1993       115.114    115.181     154.383
November        1993       111.682    110.566     140.074
December        1993       114.796    114.042     147.646
January         1994       118.281    115.915     157.110
February        1994       117.177    114.458     150.674
March           1994       109.971    112.662     138.277
April           1994       108.544    116.305     146.859
May             1994       108.809    121.608     156.590
June            1994       104.830    121.613     158.030
July            1994       106.980    123.301     182.520
August          1994       113.800    126.452     195.210
September       1994       113.509    122.961     187.470
October         1994       115.740    119.268     175.880
November        1994       111.900    114.288     180.900
December        1994       112.214    113.627     171.180
January         1995       112.843    117.447     198.410
February        1995       118.811    123.190     198.250
March           1995       122.334    124.405     184.510
April           1995       126.186    127.853     192.370
May             1995       129.442    131.749     202.020
June            1995       139.932    137.351     212.920
July            1995       150.218    143.822     234.700
August          1995       153.262    151.541     251.380
September       1995       156.787    155.039     265.350
October         1995       155.888    157.561     253.380
November        1995       159.549    165.642     275.160
December        1995       158.699    169.222     309.310
January         1996       159.482    169.593     271.140
February        1996       165.552    171.922     275.160
March           1996       166.101    175.863     285.280
April           1996       179.882    174.956     283.250
May             1996       188.141    177.893     271.120
June            1996       179.660    178.770     279.270
July            1996       163.658    176.573     267.040
August          1996       172.828    188.803     289.460
September       1996       186.048    197.846     306.910
October         1996       183.993    206.606     283.300
November        1996       195.367    222.049     318.200
December        1996       195.192    223.412     343.000
January         1997       209.064    235.843     336.800
February        1997       197.506    249.127     374.320
March           1997       198.376    240.130     336.890
April           1997       190.384    245.531     353.530
May             1997       211.969    260.877     364.260
June            1997       218.452    279.447     387.280
July            1997       241.510    300.881     406.130
August          1997       241.142    298.427     421.110
September       1997       225.404    329.561     460.070
October         1997       242.129    331.201     509.550
November        1997       243.326    344.515     511.990
December        1997       239.527    377.438     543.730


Assumes $100 invested at the close of trading day preceding the first day of the fifth preceding fiscal year in BKNG common stock, NASDAQ, and NASDAQ Banks.

*  Cumulative total return assumes reinvestment of dividends.


                             EXECUTIVE OFFICERS

      Set forth below is certain information regarding the executive officers of the Company.

                                                   Position with the Company
Name and Age                                   and Occupation for Past Five Years
------------                                   ----------------------------------

William H. Chadwick, 61       President, Chief Executive Officer and Director, Banknorth; Chair,
                              Banknorth Policy Committee.

Thomas J. Pruitt, 55          Executive Vice President and Chief Financial Officer, Banknorth;
                              Member, Banknorth Policy Committee.

Robert M. Gillis, 60          Executive Vice President, Banknorth; Member, Banknorth Policy
                              Committee; President, Chief Executive Officer and Director, First
                              Vermont Bank.

Richard J. Fitzpatrick, 48    Executive Vice President and Chief Banking Officer, Banknorth;
                              Member, Banknorth Policy Committee (since 1992); Previously:
                              President, Chief Executive Officer and Director, The Howard Bank,
                              N.A. (1994-1997);  Executive Vice President and Managing Director
                              - Loans, Banknorth (1992-1994).

Owen H. Becker, 60            Executive Vice President-Administration, Banknorth; Member,
                              Banknorth Policy Committee (since 1995). Previously: Consultant,
                              Vermont State Colleges (May, 1994 to December, 1994); Director of
                              Human Resources and Community Relations, Stowe Mountain
                              Resort, Stowe, Vermont (November, 1993 to May, 1994); and Site
                              Services Manager, IBM, Inc., Burlington, Vermont  (prior to
                              November, 1993).

John M. Keel, 41              Executive Vice President-Chief Information Officer, Banknorth;
                              Member, Banknorth Policy Committee.  Previously:  Senior Vice
                              President, Key Services Corp., Cleveland, OH (prior to March, 1997).


Neal E. Robinson, 46          Senior Vice President, Treasurer and Principal Accounting Officer,
                              Banknorth; Treasurer, all Banknorth subsidiaries.


                           EXECUTIVE COMPENSATION

      The following table sets forth the cash compensation, and certain other compensation, paid to the Chief Executive Officer and each of the other four most highly compensated executive officers of the Company for services rendered to the Company and its subsidiaries in all capacities during each of the years 1995, 1996 and 1997.


                         Summary Compensation Table

                                         Annual Compensation                   Long-Term Compensation
                                    -----------------------------    -------------------------------------------
                                                                                   Securities
                                                                     Restricted    Underlying          All
                                                                       Stock       Options/           Other
Name and Principal Position         Year    Salary(1)     Bonus      Awards(2)     SARs(#)(3)    Compensation(4)
---------------------------         ----    ---------     -----      ----------    ----------    ---------------

William Chadwick, President         1997    $290,376     $133,238     $175,313        6,000          $6,333
 and Chief Executive Officer        1996     272,096       43,195      142,875       10,000           6,000
 of the Company                     1995     256,154      172,812      126,000       10,000           3,354

Thomas J. Pruitt, Executive         1997    $188,846     $ 60,656     $ 70,125        4,000          $6,041
 Vice President and Chief           1996     182,115       20,238       57,150        5,000           6,000
 Financial Officer of               1995     168,077       80,752       63,000        5,500           5,855
 the Company

Robert M. Gillis, Executive Vice    1997    $158,846     $ 34,592     $ 35,063        2,500          $5,595
 President of the Company;          1996     155,000       35,737       35,719        2,500           6,000
 President and Chief Executive      1995     155,000       83,958       42,000        2,500           5,352
 Officer, First Vermont Bank
 and Trust Company


Richard J. Fitzpatrick,             1997    $158,846     $ 64,634     $ 35,063        2,500          $5,708
 Executive Vice President of the    1996     154,038       24,261       35,719        2,500           6,055
 Company; President and Chief       1995     144,000       74,248       42,000        2,500           5,898
 Executive Officer, The
 Howard Bank, N.A.

Owen H. Becker, Executive           1997    $137,692     $ 44,226     $ 35,063        2,500          $4,933
 Vice President - Administration    1996     128,077       14,233       35,719        2,500           5,634
 of the Company                     1995     108,884       52,146       42,000            0           2,383


____________________

<F1>  Includes voluntary pre-tax and after-tax salary deferrals under the
      Company's Employee Savings (401(k)) Plan.

<F2>  During 1997, performance shares were awarded to the named executives under the Company's 1997 Equity Compensation Plan (the "Equity
      Compensation Plan"), as follows: Mr. Chadwick, 2,500  shares; Mr.
      Pruitt, 1,000 shares; Mr. Gillis, 500 shares; Mr. Fitzpatrick, 500 shares; and Mr. Becker, 500 shares. All such awards included an award of performance share units entitling the holder to receive a cash payment upon vesting equal to 50% of the value of the underlying shares. Vesting of both the performance shares and performance share units awarded in 1997 requires continuous service through the restriction period ending five years after the date of grant and is subject to the additional condition that vesting will occur in 25% increments (not to exceed 100% in the aggregate) only in any of the calendar years 1997 through 2001 in which the Company achieves a return on average equity of at least 13% and a return on average assets of at least 1.1%. All awards will vest immediately upon a change in control of the Company. Holders of performance stock are entitled to receive dividends on the performance stock during the restriction period if and to the extent dividends are paid on the Company's common stock generally. No dividends are paid on performance stock units. The amounts disclosed in the table include the value of both the performance stock and performance stock units on the respective dates of grant ($46.75 per share for performance stock awarded in 1997), without regard to restrictions. As of December 31, 1997, the total number of unvested shares of performance stock held by the individuals named in the table, together with the market value of those shares and related performance stock units on such date ($64.25 per share), without regard to restrictions, was as follows: Mr.
      Chadwick, 6,625 shares, $638,484; Mr. Pruitt, 2,900 shares, $279,488;
      Mr. Gillis, 1,813 shares, $174,728; Mr. Fitzpatrick, 1,813 shares,
      $174,728; and Mr. Becker, 1,438 shares, $138,587. All performance share information is on a pre-split basis.

<F3>  The numbers shown in the table represent the shares underlying stock options granted to the named executives under the Equity Compensation
      Plan (or its predecessor plan) during each of the years shown, on a pre-split basis. Contingent stock appreciation rights (SARs), exercisable only in the event of a change in control of the Company, were also awarded in tandem with such options. All options shown in the table are subject to a two-year holding period from the date of grant before they become exercisable, and expire ten years from the date of grant. Options and tandem SARs become immediately exercisable upon a change in control of the Company regardless of whether the two year holding period has been met. All 1997 options and tandem SARs were issued at an exercise price of $46.75 per share, which represents the fair market value of the Company's stock on the date of grant
      (July 22, 1997).

<F4>  Represents employer matching contributions under the Company's
      Employee Savings (401(k)) Plan.


                    ------------------------------------

                       COMPENSATION AND BENEFIT PLANS

Banknorth Group 1997 Equity Compensation


      Executives may receive awards of stock options, stock appreciation rights and restricted stock and restricted stock units (including performance shares and performance share units) under the Company's 1997 Equity Compensation Plan (the "Equity Compensation Plan"). Eligibility is limited to those officers and other key executive personnel of the Company and its subsidiaries who are in positions in which they may contribute significantly to the profitability of the Company. Eligible employees are designated annually by the Board of Directors, upon recommendation of the Compensation Committee, which administers the Plan. The Plan was approved by the shareholders in 1997 and provides that up to 525,000 shares may be issued, subject to certain adjustments such as for recapitalizations, stock splits and stock dividends. The Plan terminates in the year 2007 and any new Plan will require shareholder approval.

      Awards of performance shares and performance share units made pursuant to the Equity Compensation Plan, during the last three years to the five executives named in the summary compensation table are disclosed in such table and accompanying footnotes.


      The following table sets forth certain information regarding the grant of stock options and tandem contingent stock appreciation rights under the Company's Equity Compensation Plan made during 1997 to the five executive officers named in the summary compensation table.

                    Option/SAR Grants in Last Fiscal Year


                           Number of      % of Total
                          Securities      Options/SARs
                          Underlying      Granted to         Exercise                      Grant Date
                         Options/SARs     Employees in        or Base        Expiration     Present
Name                     Granted(#)(1)    Fiscal Year     Price ($/Sh)(2)     Date(3)       Value(4)
-----------------------------------------------------------------------------------------------------


William H. Chadwick          6,000           5.44%            $46.75          7/22/07       $61,860

Thomas J. Pruitt             4,000           3.63%             46.75          7/22/07        41,240

Robert M. Gillis             2,500           2.27%             46.75          7/22/07        25,775

Richard J. Fitzpatrick       2,500           2.27%             46.75          7/22/07        25,775

Owen H. Becker               2,500           2.27%             46.75          7/22/07        25,775

____________________
<F1>  Each option carries a contingent, tandem stock appreciation right exercisable only in the event of a change in control of the Company.
      A SAR entitles the holder upon exercise to receive a cash payment equal to the difference between the exercise prices of the underlying stock option and the market price of the stock on the date of exercise.  Performance share information is on a pre-split basis.
<F2>  Represents the fair market value of the Company's common stock on the date of grant.  The exercise price may be paid in cash or in shares of the Company's stock valued at their fair market value on the date of exercise, or a combination of the two, or through withholding of a sufficient number of shares upon exercise.
<F3>  All options listed in the table (a) were granted on July 22, 1997, (b)
      are subject to a two-year holding period before they become exercisable and (c) are subject to early termination following the optionee's termination of employment during the option period.
<F4>  Represents a discounted present value of $10.31 per share, determined using the Black-Scholes valuation method and assuming a grant date market price and option exercise price of $46.75 per share, an expected period of 5 years prior to option exercise, an annual dividend yield of 2.61%, expected market value volatility of 20.55%
      and an alternative, risk free investment rate of 6.00% per year.

      In assessing the grant date values in the foregoing table it should be kept in mind that no matter what theoretical value is placed on a stock option on the date of grant, its ultimate value will be dependent on the market value of the Company's stock at a future date and that value will in large part depend, in turn, on the efforts of its management team to foster the future success of the Company.

      The following table sets forth certain information regarding year-end values of outstanding stock options issued under the Equity Compensation Plan (and its predecessor plan) to the executive officers named in the summary compensation table, as well as information on option exercises during 1997 by such officers:

            Aggregated Option/SAR Exercises in Last Fiscal Year,
                        and FY-End Option/SAR Values


                                                                                Value of
                                                           Number of           Unexercised
                                                          Unexercised         In-the-Money
                             Number                       Options/SARs        Options/SARs
                           Of Shares                     at FY-End(#)(3)     at FY-End($)(3)
                           Underlying                    -----------------------------------
                          Options/SARs       Value        Exercisable/        Exercisable/
Name                      Exercised(1)    Realized(2)     Unexercisable       Unexercisable
-------------------------------------------------------------------------------------------

William H. Chadwick           9,000        $385,460       10,000/16,000     $362,500/$430,000

Thomas J. Pruitt             15,450        $740,925        5,500/9,000      $199,375/$232,500

Robert M. Gillis              5,000        $267,750        9,800/5,000      $408,950/$125,000

Richard J. Fitzpatrick       10,300        $443,300        2,500/5,000      $ 90,625/$125,000

Owen H. Becker                N/A                              0/5,000      $      0/$125,000

____________________
<F1>  The named individuals elected to pay the exercise price of the options and/or a portion of tax withholding obligations resulting from the exercise through withholding by the Company of a sufficient number of shares (valued at their fair market value at the date of exercise).
      The net number of shares received upon exercise was as follows: Mr.
      Chadwick, 5,854 shares; Mr. Pruitt, 5,929 shares; Mr. Gillis, 2,587 shares; and Mr. Fitzpatrick, 4,585 shares.  All share information in the table is on a pre-split basis.
<F2>  Represents the difference between the option exercise price (whether paid in cash or by withholding of shares or by tender of other shares of the Company's common stock, valued at their fair market value on the date of exercise) and the market value of the stock on the date of exercise.
<F3>  Amounts disclosed relate only to options.  The tandem stock appreciation rights related to such options are contingent and become exercisable only in the event of a change in control of the Company.
      Year-end values are based on the market value of the Company's stock on December 31, 1997 ($64.25 per share), less the applicable option exercise prices.




Banknorth Group Management Incentive Compensation Plan

      The Company's Management Incentive Compensation Plan, which provides short-term performance incentives, is described above under the caption "COMPENSATION COMMITTEE REPORT." Awards earned under the Plan for services rendered during each of the last three years by the five executives named in the summary compensation table are disclosed in such table and accompanying footnotes.

Banknorth Group, Inc. Employee Savings (401(k)) Plan


      The Company maintains an Employee Savings Plan (also known as 401(k)
Plan) which provides a means for eligible employees to accumulate savings and investment income without payment of current income taxes. Employees who have completed at least three months of service, as defined in the Plan, and are scheduled to work at least twenty hours per week are eligible to participate. Participants may elect to contribute to the Plan between 1% and 15% of eligible compensation on a pre-tax basis or between 1% and 10% on an after-tax basis, or a combination of both, up to a maximum of 15% of eligible compensation. The Company makes a matching contribution in cash or stock equal to 66 2/3% of the employee's contributions up to a maximum of 6% of eligible compensation. A participant may direct the investment of his Plan account among various portfolios maintained by The Stratevest Group, N.A. which serves as the trustee of the Plan. Participants are at all times fully vested in their Plan accounts. Generally, distribution of employee contributions is deferred until the participant's death, disability, retirement or other termination of employment, except in cases of financial hardship. Voluntary deferrals and matching employer contributions credited in the years 1995 through 1997 to the Plan accounts of the executives named in the summary compensation table are reflected in the table and accompanying footnotes.

Deferred Compensation Plan

      The Company's Amended and Restated 1994 Deferred Compensation Plan, pursuant to which participants may elect to defer receipt of all or a portion of their cash compensation, is described above under the caption "ARTICLE
1 - ELECTION OF DIRECTORS - Deferred Compensation Plan."


Contracts with Management

      The Company and Mr. Chadwick are parties to an employment agreement which provides for a renewable one-year contract term, with an automatic three-year extension in the event of a change in control of the Company. Under the agreement Mr. Chadwick is entitled to continue to receive 100% of his salary and benefits, including bonuses, for the remaining contract term in the event of an involuntary termination of his employment, which is defined to include a termination by Mr. Chadwick for good reason, such as material reduction in his responsibilities or authority.

      In addition to the agreement with Mr. Chadwick, the Company has entered into change of control agreements with six other officers, including the following three executive officers named in the summary compensation table: Messrs. Fitzpatrick, Gillis and Pruitt. The agreements provide that the executive is entitled to continue his employment with the Company for a period of two years following a change in control of the Company. In the event of an involuntary termination of his employment during such two-year period (including a termination by the executive for good reason) the executive is entitled to continue to receive his salary and benefits, including bonuses, for the remaining contract term.


      Under these agreements, a change in control occurs if (i) any person (including an individual, entity or group) directly or indirectly owns, controls or has power to vote 25% or more of the Company's voting stock,
(ii) any person controls the election of a majority of the Company's directors, or (iii) the Board of Directors determines that any person directly or indirectly exercises a controlling influence over the management or policies of the Company. Payments are limited as necessary to avoid characterization as excess compensation under Section 280G of the Internal Revenue Code.


      The Board of Directors believes that the compensation protection afforded by the change of control agreements will facilitate an impartial assessment by management of any change of control situation by minimizing the possibility of conflicting personal financial interests.

Banknorth Group, Inc. Employee Pension Plan


      The Company maintains a non-contributory, trusteed retirement income plan for the benefit of all employees of the Company and its subsidiaries who are 21 years of age or older and who have completed at least 1,000 hours of service during a one-year period, as defined in the plan. Pension benefits are based on the participant's average annual compensation, years of service and Social Security covered compensation at the date of retirement. "Average annual compensation" is defined as the highest average of the annual compensation earned in any three consecutive years during the ten years prior to retirement; "Social Security covered compensation" is the average of the taxable Social Security wage bases in effect during the last 35 years before attainment of Social Security normal retirement age; and a "year of service" is ordinarily a year in which a participant has worked at least 1,000 hours. A participant who retires on or after age 55 having at least 10 years of service is entitled to early retirement benefits, with the amount of the benefit adjusted accordingly. Participants are fully vested after completion of five years of service. Pension benefits are payable as a joint or single life annuity or (in certain circumstances) as a lump sum at the election of the participant. Death benefits are payable to an employee's spouse in certain circumstances if an employee who is vested in the Plan dies prior to retirement. Special "grandfather provisions" apply to certain employees of the Company or its subisidiaries who were covered under prior plans. Benefit calculations are subject to the annual benefit limitation under Internal Revenue Code Section 415 ($125,000 for 1997 and $130,000 for 1998) and to the limitation on annual covered compensation under Code Section 401(a)(17) ($160,000 for 1997 and 1998). However, the Company has entered into supplemental retirement arrangements (descirbed below) with certain officers who would be affected by these limitations.


      The following table represents estimated annual benefits payable under the Plan upon retirement at age 65 in 1998 to participants in specified compensation and years of service classifications. Actual benefits for certain retirees covered by the grandfather provisions referred to above may exceed the amounts shown in the table.


Assumed Average
   Three-Year                                    Years of Service
     Annual                  --------------------------------------------------------
  Compensation                 10        15        20        25        30        35
----------------               --        --        --        --        --        --


$ 25,000.................     3,250     4,875     6,500     8,125     8,938     9,750
$ 50,000.................     7,727    11,590    15,453    19,317    20,942    22,567
$ 75,000.................    12,602    18,903    25,203    31,504    33,942    36,379
$100,000.................    17,477    26,215    34,953    43,692    46,942    50,192
$125,000.................    22,352    33,528    44,703    55,879    59,942    64,004
$150,000.................    27,227    40,840    54,453    68,067    72,942    77,817
$175,000 & Higher........    28,527    42,790    57,053    71,317    76,408    81,500


      For purposes of calculating benefits under the Plan for all participants, including the executives named in the summary compensation table, eligible earnings include salary and incentive compensation payments (including any deferrals), but do not include matching employer contributions under the 401(k) Plan. The credited years of service under the Plan at December 31, 1997, for the executive officers named in the summary compensation table were approximately as follows: Mr. Chadwick, 11 years; Mr. Pruitt, 8 years; Mr. Gillis, 21 years; Mr. Fitzpatrick, 4 years; and Mr. Becker, 2 years.

Supplemental Retirement Benefits

      The Company maintains a supplemental retirement plan for those of its executives (except as otherwise designated by the Board) whose pension under the Company's pension plan would be subject to pay or benefit limits under the Internal Revenue Code. Each of the executives named in the summary compensation table participates in the Plan, which restores the full amount of the benefit that would be payable under the pension plan if the benefit formula were applied without regard to such limitations. The Plan also provides that Mr. Becker, who joined the Company in 1995 at age 57, will receive a benefit, payable at age 65, of either $1,000 per month for life if he leaves the Company before becoming vested in the Company's qualified pension plan, or $2,000 per month for life if he leaves after becoming vested. The table below shows total estimated annual pension benefits (including supplemental benefits), for specified compensation and years of service categories, assuming retirement at age 65 in 1998.

Assumed Average
   Three-Year                                      Years of Service
     Annual                  -------------------------------------------------------------
  Compensation                 10         15        20         25         30         35
----------------               --         --        --         --         --         --

$175,000.................    32,102     48,153     64,203     80,254     85,942     91,629
$200,000.................    36,977     55,465     73,953     92,442     98,942    105,442
$225,000.................    41,852     62,778     83,703    104,629    111,942    119,254
$250,000.................    46,727     70,090     93,453    116,817    124,942    133,067
$275,000.................    51,602     77,403    103,203    129,004    137,942    146,879
$300,000.................    56,477     84,715    112,953    141,192    150,942    160,692
$325,000.................    61,352     92,028    122,703    153,379    163,942    174,504
$350,000.................    66,227     99,340    132,453    165,567    176,942    188,317
$375,000.................    71,102    106,653    142,203    177,754    189,942    202,129

      The supplemental plan also incorporates the terms of various retirement agreements between the Company or its subsidiaries and certain former employees, as well as the terms of a separate agreement with Mr. Chadwick, which provides him with an additional supplemental annual retirement benefit for the remainder of his lifetime following retirement at age 65 (or earlier with the consent of the Company). That annual benefit is equal to the number of years of his employment with the Company (and its predecessor companies and subsidiaries), multiplied by $5,300, up to a maximum annual benefit of $79,500. The annual benefit amount accrued by Mr. Chadwick as of December 31, 1997 was $58,300. At the Company's election, benefits under the agreement may be paid in equal monthly installments of one-twelfth of the annual accrued benefit or in less frequent lump sum payments. In the event of a change in control of the Company and subsequent termination of his employment, Mr. Chadwick would be entitled to receive in a lump sum a payment equal to the actuarial value of his accrued annual benefit. The agreement also provides for benefits in the event Mr. Chadwick becomes disabled while in the Company's employ.


      The Board of Directors believes that supplemental retirement benefits are an appropriate component of the Company's overall strategy for attracting and maintaining executives of high caliber. Benefits under the supplemental retirement arrangements referred to above will be paid out of the general assets of the Company, either directly or through the purchase of annuities or insurance coverage.

                                  ARTICLE 2
                  AMENDMENT TO CERTIFICATE OF INCORPORATION


      The Board of Directors has adopted a resolution recommending that the shareholders consider and adopt at the Annual Meeting an amendment to Article FOURTH of the Company's Certificate of Incorporation. In summary, the proposed amendment would (i) increase the authorized Common Stock to 70,000,000 shares; (ii) create a new class of Preferred Stock consisting of 500,000 shares, $.01 par value per share, issuable in one or more series and having such terms, conditions, privileges and rights as the Board of Directors may determine prior to issuance; and (iii) eliminate unnecessary language relating to preemptive rights. For the reasons described below, the Board of Directors believes that the proposed amendment is in the best interests of the Company and its shareholders. If the amendment is approved, it will become effective upon the filing of a Certificate of Amendment with the Delaware Secretary of State following the Annual Meeting. The text of the proposed amendment, along with the text of Article FOURTH as presently in effect, is set forth in Exhibit A to this proxy statement.

      The proposed amendment would increase by 50,000,000, from 20,000,000 to 70,000,000, the authorized shares of Common Stock, $1.00 par value per share, and would authorize a class of 500,000 shares of Preferred Stock, $.01 par value per share. The Certificate of Incorporation does not currently authorize any preferred stock. If the proposed amendment is adopted, the Board of Directors will be authorized to establish and designate different series within the new class of Preferred Stock and to fix and determine the relative rights and preferences of each series, including voting powers, dividend rights, conversion rights, liquidation preferences, redemption provisions and preemptive rights. Such rights and preferences would be established by the Board taking into account relevant factors at the time, including prevailing market and other conditions. Subject to the requirements of applicable law and regulations, the Board of Directors generally will have the sole discretion to issue authorized Common Stock or authorized Preferred Stock without further shareholder approval.

      The additional shares of Common Stock authorized in the amendment would, among other things, replenish the shares to be utilized in the two-for-one stock split (effected in the form of a 100% stock dividend) declared by the Board of Directors on February 24, 1998, payable on April 6, 1998 to shareholders of record on March 20, 1998. The stock split will result in the issuance of approximately 7,826,648 shares of Common Stock, including 157,000 shares payable on treasury shares held by the Company, which are considered issued for purposes of receiving the stock dividend but are not outstanding for cash dividend, quorum, voting or other purposes.

      The aggregate number of issued shares of Common Stock (including treasury shares) at the close of business on the effective date of the stock split is expected to be approximately 15,653,296, leaving an unused balance of approximately 4,346,704 authorized shares of Common Stock. Appropriate adjustment to reflect the stock split will also be made to outstanding stock options, performance share awards, deferred compensation stock unit accruals, and to the number of shares reserved for issuance under the 1997 Equity Compensation Plan (1,050,000 shares, on a post-split basis). These adjustments will further reduce the balance of unused authorized shares available for other corporate purposes.

      The Board of Directors believes that it is in the best interests of the Company to increase the authorized capital stock in order to meet possible contingencies and opportunities for which the issuance of shares may be deemed advisable. From time to time the Company has given, and in the future is likely to give, consideration to the public or private sale of equity securities to fund appropriate corporate objectives. Questions of timing are always central to whether or on what basis security financings are to be undertaken. Having available authorized shares (including Preferred Stock) will provide maximum flexibility and will avoid the need for, and related expense and delay of, a special shareholders' meeting.


      Holders of Common Stock do not and will not have any preemptive rights to acquire Common or Preferred Stock of the Company, nor will the holders of any series of Preferred Stock have any such rights unless and to the extent that such preemptive rights are created by the Board as part of its designation of the rights and preferences of such series. If the Company elects to issue additional shares of Common Stock or shares of Preferred Stock, shareholders would not have any preferential right to purchase them, and their ownership could therefore be diluted. In addition, to the extent that any series of the Preferred Stock were to provide preemptive rights or rights to convert such Stock into Common Stock, the proportionate rights and interest of the holders of the outstanding Common Stock could be diluted.

      Although the Board is not aware of any effort by any person to acquire control of the Company, the authorized but unissued shares could be used to make it more difficult to effect a change in control, and thereby make it more difficult for shareholders to obtain an acquisition premium for their shares. Such shares could be used to create impediments for persons seeking to gain control of the Company by means of a merger, tender offer, proxy contest or other means. For example, substantial dilution of a potential acquiror could be achieved through implementation of the Company's Shareholder Rights Plan adopted in 1990 (the "Rights Plan"), or through private placement of securities with purchasers who might cooperate with the Board of Directors in opposing the potential acquiror.

      The Company has no current plans, has made no arrangements and has not entered into any understandings whereby it would be required to issue any of the additional shares of stock for which authority is now sought. Purposes for which the additional shares of Common and Preferred Stock could be issued include the acquisition of the shares or assets of other corporations, stock splits or dividends, dividend reinvestment programs and employee benefit plans. The Board of Directors believes that the additional authorized shares will provide greater flexibility in achieving these purposes.

      The Board of Directors does now have under consideration renewal of the Rights Plan, the implementation of which could involve the utilization of Common Stock or Preferred Stock.


      In addition to increasing the Common Stock and authorizing Preferred Stock, the Board of Directors has proposed deleting unnecessary language in Article FOURTH of the Certificate of Incorporation relating to preemptive rights. The proposal has been made to better conform the Certificate to Delaware law. At present, Article FOURTH of the Company's Certificate of Incorporation states that shareholders do not have preemptive or preferential rights to subscribe to purchase additional securities of the Company. Because Delaware law already provides that such preemptive or preferential rights do not exist unless they are expressly granted in the Certificate of Incorporation, a statement in the Company's Certificate of Incorporation negating such rights is unnecessary. Moreover, such language could create an interpretational ambiguity should the Board in the future determine to issue shares of Preferred Stock having such rights. Accordingly, the Board recommends that the existing preemptive rights language be deleted.

      The proposed amendment to the Certificate of Incorporation must be approved by the affirmative vote of the holders of at least a majority of the outstanding shares of Common Stock.


           THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ARTICLE 2.

                                  ARTICLE 3
                           APPOINTMENT OF AUDITORS

      The Company has appointed KPMG Peat Marwick LLP, independent public accountants, as the external auditors for the Company for the year ending December 31, 1998, and requests ratification of that appointment. KPMG Peat Marwick LLP has advised the Company that it has no direct or indirect financial interest in the Company.


      The Company's consolidated financial statements for the year ended December 31, 1997 were audited by KPMG Peat Marwick LLP. Other services rendered during 1997 by KPMG Peat Marwick LLP included tax return preparation, tax planning and consultation and services relative to certain filings with the SEC. It is expected that representatives of KPMG Peat Marwick LLP will be present at the Annual Meeting of the Company where they will have the opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

           THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ARTICLE 3.

                            SHAREHOLDER PROPOSALS

      In order to be considered for inclusion in the proxy material for the 1999 Annual Meeting, shareholder proposals must be submitted in writing to the President of the Company not later than November 29, 1998, and must comply with applicable rules and regulations of the SEC. Any such proposal will be omitted from or included in the proxy material at the discretion of the Board of Directors of the Company, in accordance with applicable rules and regulations.

                                OTHER MATTERS

      As of the date of this proxy statement, management knows of no business expected to come before the meeting except as set forth above. If any other matters should properly come before the meeting, proxies solicited hereby will be voted on such matters in accordance with the recommendations of management.

                             -------------------


                                                                      EXHIBIT A

              TEXT OF ARTICLE FOURTH AS PROPOSED TO BE AMENDED:

FOURTH: The aggregate number of shares of capital stock that the Corporation shall have authority to issue is 70,500,000 shares, divided into 70,000,000 shares of Common Stock, with a par value of $1.00 per share, and 500,000 shares of Preferred Stock, with a par value of $.01 per share and issuable from time to time in one or more series. The Board of Directors of the Corporation is hereby authorized to divide the shares of Preferred Stock into one or more series and to fix and determine by resolution the relative rights and preferences of any series so established, to the fullest extent permitted by law, including, without limitation, any voting powers, dividend rights, conversion rights, preemptive rights, liquidation preferences and redemption provisions.



               TEXT OF ARTICLE FOURTH AS PRESENTLY IN EFFECT:

FOURTH: The aggregate number of shares which the Corporation shall have authority to issue is 20,000,000 shares, Common Stock, with a par value of $1.00 per share. No holders of stock of any class shall have any preemptive or preferential rights to acquire unissued or treasury shares of any class or any warrants to purchase such shares or securities convertible into such shares.


                               REVOCABLE PROXY
                            BANKNORTH GROUP, INC.

[X]   PLEASE MARK VOTES
      AS IN THIS EXAMPLE

                       ANNUAL MEETING OF SHAREHOLDERS
                      TUESDAY, MAY 12, 1998, 3:00 P.M.

      The undersigned hereby appoints Kathleen Hoisington and Richard J. Fleming, or either of them, as proxies, with full power of substitution in each, to vote the common stock of Banknorth Group, Inc. that the undersigned is (are) entitled to vote at the Annual Meeting of Shareholders to be held at the Capitol Plaza Hotel and Conference Center, 100 State Street, Montpelier, Vermont, on Tuesday, May 12, 1998, at 3:00 p.m., and at any adjournment thereof.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS AND MAY BE REVOKED PRIOR TO ITS EXERCISE.

1.    ELECTION OF FIVE DIRECTORS:
      To serve until the Annual Meeting in 2001:
      Thomas J. Amidon, Jacqueline D. Arthur, Robert A. Carrara, William H. Chadwick and Susan C. Crampton.

           [ ] FOR          [ ] WITHHELD         [ ] FOR ALL EXCEPT


INSTRUCTION: To withhold authority to vote for any individual nominee, mark "For All Except" and write that nominee's name in the space provided below.

_______________________________________________________________________________

2. To amend Article FOURTH of the Certificate of Incorporation to increase the authorized common stock, create a class of preferred stock and delete language relating to preemptive rights.

             [ ] FOR          [ ] AGAINST          [ ] ABSTAIN

3. To ratify the selection of the independent public accounting firm of KPMG Peat Marwick LLP as the Company's external auditors for 1998.

             [ ] FOR          [ ] AGAINST          [ ] ABSTAIN

      In their discretion, to act upon such other business as may properly come before the meeting or any adjournments thereof. If any such business is presented, it is the intention of the proxies to vote the shares represented hereby in accordance with recommendations of management.

      This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder(s). If no direction is made, this proxy will be voted "FOR" Items 1, 2 and 3.

      Please sign exactly as name(s) is (are) printed on this Proxy. When signing as attorney, executor, administrator, trustee, guardian or in any other representative capacity, please so indicate.


__________________
|Date             |                    Please be sure to sign and date
|                 |                      this Proxy in the box below.
|_________________|___________________________________________________________
|                                 |                                           |
|                                 |                                           |
|                                 |                                           |
|______ Stockholder sign above____|_______Co-holder (if any) sign above_______|

|_                                                                           _|
|                                                                             |

-------------------------------------------------------------------------------

  Detach above card, sign, date and mail in postage paid envelope provided.

                            BANKNORTH GROUP, INC.
______________________________________________________________________________
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